Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2022 FIRST QUARTER RESULTS

Mid-September Marked Start of Ramp Up of Live Events at the Company’s Performance Venues

Christmas Spectacular Production Returned Last Week for 2021 Holiday Season Run

Tao Group Hospitality Achieves Second Consecutive Quarter of Profitability

NEW YORK, N.Y., November 9, 2021—Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal first quarter ended September 30, 2021. While the Company completed the acquisition of MSG Networks on July 9, 2021, MSG Networks’ results are included on a combined basis with the Company for all periods presented.

The Company is seeing increased operating momentum across its entertainment businesses. Events at the Company’s performance venues began to ramp back up in mid-September, which was followed by a busy October that included concerts and the New York Rangers and New York Knicks, which are scheduled to play a combined 82 regular season home games at the Madison Square Garden Arena (“The Garden”) this fiscal year. In addition, MSG Networks has resumed airing full regular season telecast schedules for its five professional teams across both the NBA and NHL. And last week, the Christmas Spectacular production returned to Radio City Music Hall, kicking off the start of its 2021 holiday season run.

Tao Group Hospitality is continuing to operate without capacity restrictions in domestic and key international markets and, in the fiscal first quarter, continued to benefit from strong consumer demand in all of its major markets, led by Las Vegas.

For the fiscal 2022 first quarter, the Company reported revenues of $294.5 million, an increase of $124.0 million as compared with the prior year quarter. In addition, the Company reported an operating loss of $83.3 million and adjusted operating income of $10.3 million for the fiscal 2022 first quarter, as compared to an operating loss of $58.7 million and adjusted operating income of $6.7 million in the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “With the first quarter behind us, we’re starting to see some promising momentum in the marketplace as we begin to ramp up events across our venues and welcome back our Christmas Spectacular production. We’ve been pleased to see strong results at Tao Group Hospitality, as well as renewed engagement by marketing partners. This, along with our continued progress on MSG Sphere, makes us optimistic about where we’re headed in 2022, and we remain confident in our ability to create long-term value for our shareholders.”

Segment Results for the Three Months Ended September 30, 2021 and 2020:

	Three Months Ended
	September 30,		Change
$ millions	2021	2020	$	%
Revenues
Entertainment	$34.2	$7.6	$26.7	NM
MSG Networks	141.5	157.4	(15.9)	(10)%
Tao Group Hospitality	119.5	7.2	112.2	NM
Other(2)	(0.7)	(1.6)	0.9	58%

Total Revenues	$294.5	$170.5	$124.0	73%
Operating Income (Loss)
Entertainment	$(114.7)	$(110.7)	$(4.0)	(4)%
MSG Networks	23.3	67.9	(44.7)	(66)%
Tao Group Hospitality	10.1	(11.3)	21.3	NM
Other(2)	(2.0)	(4.7)	2.7	57%

Total Operating Loss	$(83.3)	$(58.7)	$(24.7)	(42)%
Adjusted Operating Income (Loss)
Entertainment	$(71.4)	$(58.3)	$(13.1)	(23)%
MSG Networks	55.8	74.4	(18.6)	(25)%
Tao Group Hospitality	26.2	(9.1)	35.3	NM
Other(2)	(0.3)	(0.3)	(0.1)	(27)%

Total Adjusted Operating Income	$10.3	$6.7	$3.5	52%

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2022 first quarter, the Entertainment segment generated revenues of $34.2 million, an increase of $26.7 million as compared with the prior year period. Event-related revenues increased $20.7 million and venue-related sponsorship and signage increased $2.7 million, both primarily due to the return of live events to the Company’s performance venues during the current year quarter, as compared to no events in the prior year period as a result of the COVID-19 pandemic. In addition, the current year quarter includes $3.1 million in revenues (including $1.3 million in arena license fees) related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) due to the New York Rangers playing two preseason games at The Garden in the current period as compared to no games in the prior year period.

Fiscal 2022 first quarter direct operating expenses of $36.3 million increased $12.7 million, as compared with the prior year quarter. Event-related expenses increased $9.7 million primarily due to the return of live events to the Company’s performance venues during the current year quarter, as compared to no events in the prior year period as a result of the COVID-19 pandemic. In addition, venue operating costs increased $2.7 million, largely due to the increased usage of the Company’s venues in the current year quarter as compared with the prior year period.

Fiscal 2022 first quarter selling, general and administrative expenses of $93.0 million increased $40.3 million, as compared with the prior year quarter. This increase primarily reflects higher employee compensation and related benefits of $18.8 million as compared with the prior year quarter and the inclusion in the current year quarter of $14.0 million in expenses related to the Company’s acquisition of MSG Networks.

Fiscal 2022 first quarter operating loss increased by $4.0 million to a loss of $114.7 million and adjusted operating loss increased by $13.1 million to a loss of $71.4 million, both as compared with the prior year quarter. This primarily reflects the increase in selling, general and administrative expenses and, to a lesser extent, the increase in direct operating expenses, partially offset by the increase in revenues. In addition, operating loss results in the prior year quarter included restructuring charges of $19.9 million related to the Company’s full-time workforce reduction in August 2020.

MSG Networks

For the fiscal 2022 first quarter, the MSG Networks segment generated total revenues of $141.5 million, a decrease of $15.9 million as compared with the prior year period. Affiliation fee revenue decreased $12.3 million, primarily due to the impact of a decrease in subscribers of approximately 6.5%(3), an increase in net unfavorable affiliate adjustments of $5.2 million primarily related to accruals for potential affiliate fee rebates and, to a lesser extent, the impact of a previously disclosed nonrenewal with a small Connecticut-based distributor as of October 1, 2020, partially offset by the impact of higher affiliation rates.

Advertising revenue decreased $3.6 million, as compared with the prior year period. This decrease primarily reflects the impact in the prior year quarter of live telecasts related to the participation of the New York Rangers and New York Islanders in the 2019-20 NHL return to play, as well as the Islanders’ advancement to the 2019-20 playoffs, as compared with the impact of live telecasts related to the 2021-22 NHL preseason in the current year quarter.

Direct operating expenses of $68.4 million increased $3.4 million, as compared with the prior year quarter, primarily due to higher rights fees expense of $2.5 million and, to a lesser extent, an increase in other programming and production-related costs of $0.8 million. The increase in rights fees expense was primarily due to annual contractual rate increases and the impact of net lower reductions in media rights fees related to the 2020-21 seasons in the current year quarter as compared with reductions related to the 2019-20 seasons in the prior year quarter.

Selling, general and administrative expenses of $48.0 million increased $25.4 million, as compared with the prior year quarter. The increase primarily reflects approximately $24.9 million in expenses in the current year quarter related to the acquisition of MSG Networks by MSG Entertainment, including the impact of executive separation agreements.

Operating income of $23.3 million decreased $44.7 million and adjusted operating income of $55.8 million decreased $18.6 million, both as compared with the prior year quarter. The decrease in operating income was primarily due to the increase in selling, general and administrative expense, the decrease in revenues and, to a lesser extent, the increase in direct operating expenses. The decrease in adjusted operating income was lower than the decrease in operating income primarily due to acquisition-related costs which are excluded in the calculation of adjusted operating income.

Tao Group Hospitality

For the fiscal 2022 first quarter, the Tao Group Hospitality segment generated revenues of $119.5 million as compared with $7.2 million in the prior year period. Tao Group Hospitality acquired Hakkasan Group on April 27, 2021 and, as a result, revenues in the current year quarter reflected $59.4 million from Hakkasan Group. The portfolio of venues operated by Tao Group Hospitality prior to the acquisition of Hakkasan Group (which the Company refers to as the “legacy venues”) generated $60.1 million in revenues in the current year quarter as compared with $7.2 million in the prior year period, which primarily reflects the easing of government mandated capacity restrictions.

(3)	The approximately 6.5% year-over-year rate of subscriber decline excludes the impact of the previously disclosed non-renewal with a small Connecticut-based distributor as of October 1, 2020.

Fiscal 2022 first quarter direct operating expenses of $61.1 million increased $51.3 million, as compared with the prior year quarter. The current year quarter included $27.9 million in direct operating expenses from Hakkasan Group. In addition, the cost of food, beverage and venue entertainment at legacy venues increased $10.2 million, while employee compensation and related benefits at legacy venues increased $10.1 million, primarily reflecting a staffing increase following the easing of government mandated capacity restrictions. Rent expense also increased $2.7 million, primarily due to rent concessions in the prior year period resulting from the COVID-19 pandemic.

Fiscal 2022 first quarter selling, general and administrative expenses of $34.1 million increased $26.5 million as compared with the prior year quarter. This primarily reflects $14.7 million in selling, general and administrative expenses from Hakkasan Group; a $4.2 million increase in employee compensation and related benefits; a $3.9 million increase in professional fees, restaurant expenses and supplies, utilities, general liability insurance, pre-opening expenses and repairs and maintenance; $2.1 million increase in marketing; and other net increases.

Fiscal 2022 first quarter operating income improved by $21.3 million to $10.1 million while adjusted operating income increased by $35.3 million to $26.2 million, both as compared with the prior year quarter. The improvement in operating income and adjusted operating income primarily reflect increased revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses. In addition, operating income results in the current year quarter include $7.8 million of impairment of long-lived assets due to the decision to cease operations at certain Hakkasan Group venues.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG+, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Marquee, Lavo, Beauty & Essex, Cathédrale, Hakkasan and Omnia. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, and (vii) gains or losses on sales or dispositions of businesses and associated settlements, which is referred to as adjusted operating income (loss), a non-GAAP measure. In addition to excluding the impact of the items discussed above, the impact of purchase accounting adjustments related to business acquisitions is also excluded in evaluating the Company’s consolidated adjusted operating income (loss). We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer Madison Square Garden Entertainment Corp. (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 833-420-0364 / Conference ID Number 6594401

Conference call replay number is 855-859-2056 / Conference ID Number 6594401 until November 16, 2021

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2021	2020
Revenues	$294,510	$170,546
Direct operating expenses	165,761	99,231
Selling, general and administrative expenses	174,839	81,657
Depreciation and amortization	29,430	28,410
Impairment of long-lived assets	7,818	—
Restructuring charges	—	19,927

Operating loss	(83,338)	(58,679)
Other income (expense):
Loss in equity method investments	(1,207)	(1,696)
Interest income	775	772
Interest expense	(18,574)	(5,628)
Miscellaneous income (loss), net	(2,547)	34,017

Loss from operations before income taxes	(104,891)	(31,214)
Income tax benefit (expense)	20,615	(9,392)

Net loss	(84,276)	(40,606)
Less: Net income (loss) attributable to redeemable noncontrolling interests	2,212	(3,889)
Less: Net income (loss) attributable to nonredeemable noncontrolling interests	365	(630)

Net loss attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(86,853)	$(36,087)

Basic and diluted loss per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$(2.55)	$(1.06)
Basic and diluted weighted-average number of common shares outstanding	34,095	34,165

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports.

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions in all periods.

•	Impairment for intangibles, long-lived assets, and goodwill. This adjustment eliminates non-cash impairment charges in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.

•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended
	September 30,
	2021	2020
Operating loss	$(83,338)	$(58,679)
Non-cash portion of arena license fees from MSG Sports	(543)	—
Share-based compensation	19,528	16,156
Depreciation and amortization(1)	29,430	28,410
Merger and acquisition related costs	37,192	—
Impairment for intangibles, long-lived assets, and goodwill	7,818	—
Restructuring charges	—	19,927
Amortization for capitalized cloud computing arrangement costs	85	—
Other purchase accounting adjustments	85	924

Adjusted operating income	$10,257	$6,738

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$34,239	$141,473	$119,464	$(666)	$294,510
Direct operating expenses	36,302	68,423	61,093	(57)	165,761
Selling, general and administrative expenses	92,962	47,975	34,094	(192)	174,839
Depreciation and amortization	19,656	1,797	6,378	1,599	29,430
Impairment for intangibles, long-lived assets, and goodwill	—	—	7,818	—	7,818

Operating income (loss)	$(114,681)	$23,278	$10,081	$(2,016)	$(83,338)
Reconciliation to adjusted operating income:
Non-cash portion of arena license fees from MSG Sports	(543)	—	—	—	(543)
Share-based compensation	10,143	7,474	1,911	—	19,528
Depreciation and amortization(1)	19,656	1,797	6,378	1,684	29,515
Merger and acquisition related costs	13,992	23,200	—	—	37,192
Impairment for intangibles, long-lived assets, and goodwill	—	—	7,818	—	7,818
Amortization for capitalized cloud computing arrangement costs	41	44	—	—	85

Adjusted operating income (loss)	$(71,392)	$55,793	$26,188	$(332)	$10,257

	Three Months Ended September 30, 2020
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$7,555	$157,363	$7,221	$(1,593)	$170,546
Direct operating expenses	23,615	65,072	9,828	716	99,231
Selling, general and administrative expenses	52,650	22,527	7,603	(1,123)	81,657
Depreciation and amortization	22,014	1,828	1,046	3,522	28,410
Restructuring charges	19,927	—	—	—	19,927

Operating income (loss)	$(110,651)	$67,936	$(11,256)	$(4,708)	$(58,679)
Reconciliation to adjusted operating income (loss):
Share-based compensation	10,433	4,627	1,096	—	16,156
Depreciation and amortization(1)	22,014	1,828	1,046	4,446	29,334
Restructuring charges	19,927	—	—	—	19,927

Adjusted operating income (loss)	$(58,277)	$74,391	$(9,114)	$(262)	$6,738

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Depreciation and amortization includes other purchase accounting adjustments of $85 and $924 for the three months ended September 30, 2021 and 2020, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2021	June 30, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,331,450	$1,516,992
Restricted cash	24,029	22,984
Accounts receivable, net	178,449	184,613
Net related party receivables	44,316	31,916
Prepaid income taxes	1,850	12,772
Prepaid expenses	70,639	67,445
Other current assets	38,388	36,014

Total current assets	1,689,121	1,872,736
Investments in nonconsolidated affiliates	48,140	49,221
Property and equipment, net	2,226,175	2,107,064
Right-of-use lease assets	413,463	280,579
Amortizable intangible assets, net	186,169	198,274
Indefinite-lived intangible assets	63,801	63,801
Goodwill	500,181	502,195
Other assets	152,316	166,781

Total assets	$5,279,366	$5,240,651

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	September 30, 2021	June 30, 2021
	(Unaudited)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$26,465	$26,644
Net related party payables, current	21,213	23,173
Current portion of long-term debt, net of deferred financing costs	55,228	53,973
Income taxes payable	1,126	2,527
Accrued liabilities:
Employee related costs	47,295	91,853
Other accrued liabilities	221,345	210,749
Operating lease liabilities, current	53,571	73,423
Collections due to promoters	61,652	37,877
Deferred revenue	265,950	209,651

Total current liabilities	753,845	729,870
Long-term debt, net of deferred financing costs	1,621,194	1,650,628
Operating lease liabilities, noncurrent	396,569	233,556
Defined benefit and other postretirement obligations	53,412	54,179
Other employee related costs	21,464	21,193
Collections due to promoters, noncurrent	—	6,625
Deferred tax liabilities, net	167,180	191,429
Other liabilities	77,238	75,263

Total liabilities	3,090,902	2,962,743

Redeemable noncontrolling interests	140,410	137,834
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 27,305 and 27,093 shares outstanding as of September 30, 2021 and June 30, 2021, respectively	273	271
Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of September 30, 2021 and June 30, 2021	69	69
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2021 and June 30, 2021	—	—
Additional paid-in capital	2,279,180	2,280,798
Retained earnings	(209,549)	(122,696)
Accumulated other comprehensive loss	(35,060)	(30,272)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,034,913	2,128,170
Nonredeemable noncontrolling interests	13,141	11,904

Total equity	2,048,054	2,140,074

Total liabilities, redeemable noncontrolling interests and equity	$5,279,366	$5,240,651

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Net cash used in operating activities	$(2,338)	$(95,582)
Net cash (used in) provided by investing activities	(136,976)	192,589
Net cash used in financing activities	(44,797)	(15,996)
Effect of exchange rates on cash, cash equivalents and restricted cash	(386)	5,814

Net (decrease) increase in cash, cash equivalents and restricted cash	(184,497)	86,825
Cash, cash equivalents and restricted cash at beginning of period	1,539,976	1,121,141

Cash, cash equivalents and restricted cash at end of period	$1,355,479	$1,207,966

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.